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                                                                     EXHIBIT 4.2

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                         RECEIVABLES PURCHASE AGREEMENT

                          dated as of February 20, 2004

                                      among

                              EAGLE MATERIALS INC.,
                               as initial Servicer

                                EXP FUNDING, LLC,
                                    as Seller

                       MARKET STREET FUNDING CORPORATION,
                                    as Issuer

                                       and

                         PNC BANK, NATIONAL ASSOCIATION,
                                as Administrator

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                                TABLE OF CONTENTS

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                                                                             PAGE
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                                    ARTICLE I
                       AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1.  Purchase Facility............................................    1

Section 1.2.  Making Purchases.............................................    1

Section 1.3.  Purchased Interest Computation...............................    2

Section 1.4.  Settlement Procedures........................................    3

Section 1.5.  Fees.........................................................    6

Section 1.6.  Payments and Computations, Etc. .............................    6

Section 1.7.  Increased Costs..............................................    7

Section 1.8.  Requirements of Law..........................................    8

Section 1.9.  Inability to Determine Euro-Rate.............................    8

Section 1.10. Funding Losses...............................................    9

Section 1.11. Taxes........................................................    9

Section 1.12. Repurchase Option............................................   10

                                   ARTICLE II
          REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1.  Representations and Warranties; Covenants....................   11

Section 2.2.  Termination Events...........................................   11

                                   ARTICLE III
                                 INDEMNIFICATION

Section 3.1.  Indemnities by the Seller....................................   11

Section 3.2.  Indemnities by the Servicer..................................   13

                                   ARTICLE IV
                         ADMINISTRATION AND COLLECTIONS

Section 4.1.  Appointment of the Servicer..................................   13

Section 4.2.  Duties of the Servicer.......................................   14

Section 4.3.  Establishment and Use of Certain Accounts....................   15

Section 4.4.  Enforcement Rights...........................................   16

Section 4.5.  Responsibilities of the Seller...............................   17

Section 4.6.  Servicing Fee................................................   17

                                    ARTICLE V
                                  MISCELLANEOUS

Section 5.1.  Amendments, Etc. ............................................   17
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                                       -i-
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
Section 5.2.  Notices, Etc. ...............................................   18

Section 5.3.  Successors and Assigns; Assignments; Participations..........   18

Section 5.4.  Costs, Expenses and Taxes....................................   19

Section 5.5.  Confidentiality..............................................   19

Section 5.6.  No Proceedings; Limitation on Payments.......................   20

Section 5.7.  GOVERNING LAW AND JURISDICTION...............................   20

Section 5.8.  Execution in Counterparts....................................   21

Section 5.9.  Survival of Termination......................................   21

Section 5.10. WAIVER OF JURY TRIAL.........................................   21

Section 5.11. Entire Agreement.............................................   21

Section 5.12. Headings.....................................................   21
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EXHIBIT I    Definitions

EXHIBIT II   Conditions of Purchases

EXHIBIT III  Representations and Warranties

EXHIBIT IV   Covenants

EXHIBIT V    Termination Events

SCHEDULE I   Credit and Collection Policy

SCHEDULE II  Lock-Box Banks and Lock-Box Accounts

ANNEX A      Form of Purchase Notice

ANNEX B      Form of Paydown Notice

ANNEX C      Form of Servicer Report

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      This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is entered into as of February 20, 2004, among EXP FUNDING, LLC, a Delaware limited liability company, as seller (the "Seller"), EAGLE MATERIALS INC., a Delaware corporation ("Eagle
Materials"), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the "Servicer"), MARKET STREET FUNDING CORPORATION, a Delaware corporation, as Issuer (the "Issuer") and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as administrator for the Issuer (in such capacity, together with its successors and assigns in such capacity, the "Administrator").

                             PRELIMINARY STATEMENTS

      WHEREAS, certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to "the Agreement" refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

      WHEREAS, the Seller desires to sell, transfer and assign an undivided percentage ownership interest in a pool of receivables, and the Issuer desires to acquire such undivided percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by the Issuer.

      NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                       AMOUNTS AND TERMS OF THE PURCHASES

      Section 1.1. Purchase Facility. (a) On the terms and conditions hereinafter set forth, the Issuer hereby agrees to purchase from the Seller, and make reinvestments in, undivided percentage ownership interests with regard to the Purchased Interest from time to time from the date hereof to the Facility Termination Date. Under no circumstances shall the Issuer make any such purchase or reinvestment if, after giving effect to such purchase or reinvestment (i) the aggregate outstanding Capital of the Purchased Interest would exceed the Purchase Limit or (ii) the Purchased Interest would exceed 100%.

      (b) The Seller may, upon at least 30 days' written notice to the Administrator, terminate the Facility provided in this Agreement in whole or, upon at least 30 days' written notice to the Administrator, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit; provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $20,000,000.

      Section 1.2. Making Purchases. (a) Each purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder shall be made upon the Seller's irrevocable written notice (a "Purchase Notice") in the form of Annex A delivered to the Administrator in accordance with Section 5.2 (which notice must be received by the Administrator before 11:00 a.m., New York City time) at least two Business Days before the requested purchase date, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $300,000 and anything in excess of $300,000 shall be an integral multiple of $100,000), being the Capital relating to the undivided percentage ownership interest then being purchased, (B) the date of such purchase (which shall be a Business Day) and (C) a pro forma calculation of the Purchased Interest after giving effect to such purchase. The funding basis for each such purchase shall be the CP Rate or, if the Issuer has exercised its discretion not to fund or maintain such purchase through the issuance of Notes because such purchase with the issuance of Notes would be economically inadvisable to the Issuer, the Administrator, the Seller or any other similarly situated Person, or otherwise not permitted or available, the Yield Rate selected at such time by the Administrator.

      (b) On the date of each purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, the Issuer shall, upon satisfaction of the applicable conditions set forth in
Exhibit II, make available to the Seller in same day funds, at PNC Bank, National Association, account number 1013639238, ABA 043 000 096 (or such other account as may be so designated in writing by the Seller to the Administrator) an amount equal to the Capital relating to the undivided percentage ownership interest then being funded.

      (c) Effective on the date of each purchase pursuant to this Section and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Issuer an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

      (d) To secure all of the Seller's obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Issuer (and its assigns) a security interest in all of the Seller's right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreements, and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the "Pool Assets"). The Issuer shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Issuer, all the rights and remedies of a secured party under any applicable UCC.

      Section 1.3. Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial purchase hereunder. Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or waived by the Administrator), be deemed to be 100%. The Purchased Interest shall become zero when the Capital thereof and Discount thereon shall have been paid in full, all the amounts owed by the Seller and the Servicer hereunder to the Issuer, the Administrator and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.

      Section 1.4. Settlement Procedures. (a) The collection and distribution of the Pool Receivables shall be administered by the Servicer in accordance with the terms of this Agreement.

      (b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or Servicer:

            (i) set aside, segregate and hold in trust for the benefit of the Issuer (and, if requested by the Administrator, transfer to a separate account approved by the Administrator) out of the percentage of Collections represented by the Purchased Interest, first, an amount equal to the Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the fees set forth in the Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the Issuer's Share of the Servicing Fee accrued through such day and not previously set aside,

            (ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of the Issuer, the remainder of the percentage of Collections represented by the Purchased Interest (to the extent representing a return on Capital); such remainder shall be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if after giving effect to such reinvestment the Purchased Interest would exceed 100%, then the Servicer shall not remit to the Seller, but shall set aside and hold in trust for the Issuer (and, if requested by the Administrator, transfer to a separate account approved by the Administrator), a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%,

            (iii) if such day is a Termination Day, set aside, segregate and hold in trust for the benefit of the Issuer (and, if requested by the Administrator, transfer to a separate account approved by the Administrator) the entire remainder of the Issuer's Share of the Collections; provided, that so long as the Facility Termination Date has not occurred, if amounts are set aside and held in trust on any Termination Day and, thereafter, the conditions set forth in Section 2 of
      Exhibit II are satisfied or are waived by the Administrator, such previously set aside amounts shall, unless already distributed pursuant to
      Section 1.4(d), below, to the extent representing a return on Capital, be reinvested in accordance with clause (ii) of this Section 1.4(b) on the day of such subsequent satisfaction or waiver, and

            (iv) remit to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of (without duplication): (a) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) of this Section 1.4(b) plus (b) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) of this Section 1.4(b) plus (c) the Seller's Share of the Servicing Fee accrued and unpaid through such day (which shall be retained by the Servicer for its own account and, on each Settlement Date, be treated for all purposes hereof as the payment by the Seller of its share of the Servicing Fee as contemplated by Section 4.6(a) on such date) plus
      (d) all other amounts owed by the Seller under this Agreement to the Issuer, the Administrator, and any other Indemnified Party or Affected Person.

      (c) The Servicer shall deposit into the Administration Account (or such other account designated by the Administrator at such time), on each Settlement Date with respect to any Portion of Capital, Collections held for the Issuer pursuant to clause (b)(i) or (f) of this Section 1.4 plus the amount of Collections then held for the Issuer pursuant to clauses (b)(ii) and (iii) of this Section 1.4. Prior to the occurrence and continuation of any Termination Day, the Servicer may deposit into its own account on each Settlement Date from Collections held on deposit in the Lock-Box Accounts pursuant to Section 1.4(b)(i) in respect of the accrued Servicing Fee, an amount equal to the Issuer's Share of such accrued Servicing Fee.

      (d) Upon receipt of funds deposited into the Administration Account pursuant to clause (c) of this Section, the Administrator shall cause such funds to be distributed as follows:

            (i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first, to the Issuer, in payment in full of all accrued Discount and fees (other than Servicing
      Fees) with respect to each such Portion of Capital, and second, if the Servicer has not, in accordance with the last sentence of Section 1.4(c), deposited such amounts in its own account, to the Servicer in payment in full of the Issuer's Share of accrued Servicing Fees, and

            (ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first, if Eagle Materials or an Affiliate thereof is not the Servicer, to the Servicer in payment in full of all accrued Servicing Fees; second, to the Issuer, in payment in full of all accrued Discount and fees (other than Servicing Fees); third, to the Issuer, in payment in full of Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%), fourth, if the Capital and accrued Discount with respect to each Portion of Capital have been reduced to zero, and all accrued Servicing Fees payable to the Servicer (if other than Eagle Materials or an Affiliate thereof) have been paid in full, to the Issuer, the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder and, fifth, to the Servicer (if the Servicer is Eagle Materials or an Affiliate thereof) in payment in full of the Issuer's Share of all accrued Servicing Fees.

After the Capital, Discount, fees payable pursuant to the Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to the Issuer, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

      (e)   For the purposes of this Section 1.4:

            (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Servicer, the Seller or any Affiliate of the Servicer or the Seller (other than as a result of (x) having been written off the Seller's books as uncollectible due to credit reasons of an Obligor or (y) a discharge in bankruptcy of an Obligor), or any setoff or dispute between the Seller or any Affiliate of the Seller and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account for the benefit of the Issuer and its assigns and for application pursuant to this Section 1.4;

            (ii)  if on any day any of the representations or warranties in
      Section 1(l) or Section 3(a) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account for the benefit of the Issuer and its assigns and for application pursuant to this
      Section 1.4 (Collections deemed to have been received pursuant to clause
      (i) or (ii) of this paragraph (e) are hereinafter sometimes referred to as "Deemed Collections") (any Receivable which becomes subject to a Deemed Collection in an amount equal to the Outstanding Balance of such Receivable, pursuant to clauses (i) or (ii) of this paragraph (e), and for which such Deemed Collection has actually been paid in cash and deposited into a Lock-Box Account in accordance with the terms hereof, shall no longer be a "Receivable" for purposes of this Agreement and the other Transaction Documents and the security interest or undivided ownership interest of the Issuer therein and in the Related Security solely with respect thereto shall be and be deemed to be automatically released upon actual receipt of such Deemed Collection by deposit thereof (in an amount at least equal to the entire aggregate Outstanding Balance of such Receivable) in a Lock-Box Account without any further action by or notice to any Person, and the Issuer hereby authorizes at the expense of the Seller, the filing of any release or partial termination at such time in accordance with the UCC of any applicable jurisdiction solely with respect to the Receivable and applicable Related Security to which such Deemed Collection relates);

            (iii) except as required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

            (iv) if and to the extent the Administrator or the Issuer shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Administrator or the Issuer but rather to have been retained by the Seller and, accordingly, the Administrator or the Issuer, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

      (f) If at any time the Seller shall wish to cause the reduction of Capital, the Seller may do so as follows:

            (i) the Seller shall give the Administrator and the Servicer at least two (2) Business Days' prior written notice thereof (a "Paydown Notice"), which notice shall be in the form of Annex B hereto;

            (ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be remitted to the Seller for reinvestment until the amount thereof not so remitted shall equal the desired amount of reduction; and

            (iii) the Servicer shall account for such Collections and make payment to the Administrator on the next succeeding Settlement Date and Capital shall be deemed reduced in the amount to be paid to the Administrator only when in fact finally so paid;

provided, that:

                  (A) the amount of any such reduction shall be not less than $300,000 (or for any specific request, $100,000, at the sole discretion of the Administrator) and shall be an integral multiple of $100,000, and the entire Capital of the Purchased Interest after giving effect to such reduction shall be not less than $5,000,000 and shall be in an integral multiple of $100,000 (unless Capital shall have been reduced to zero in accordance with Section 1.1(b)); and

                  (B) the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period.

      Section 1.5. Fees. The Seller shall pay to the Administrator for the benefit of the Issuer and the Administrator, certain fees in the amounts and on the dates set forth in the Fee Letter.

      Section 1.6. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 12:00 p.m. (New York City time) on the day when due in same day funds to the Administration Account. All amounts received after 12:00 p.m. (New York City time) will be deemed to have been received on the next Business Day.

      (b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

      (c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

      Section 1.7. Increased Costs. (a) If, after the date hereof, the Administrator, the Issuer, any Liquidity Bank, any other Program Support Provider or any of their respective Affiliates (each an "Affected Person") reasonably determines that the existence of or compliance with: (i) any law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein or in the interpretation or application thereof, or (ii) any request, guideline or directive from Financial Accounting Standards Board ("FASB"), or any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. For the avoidance of doubt, if the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Issuer or the Seller with the assets and liabilities of the Administrator or any other Affected Person, such event shall constitute a circumstance on which such Person may base a claim for reimbursement under this Section 1.7. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

      (b)   If, subsequent to the execution of this Agreement, due to either:
(i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest (or its portion thereof) in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

      (c) If such increased costs affect the related Affected Person's portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

      Section 1.8. Requirements of Law. If, after the date hereof, any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law):

            (i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest (or its portion thereof) or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof), or

            (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate hereunder, and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate as to such amounts from such Affected Person to the Seller and the Administrator shall be conclusive and binding for all purposes, absent manifest error.

      Section 1.9. Inability to Determine Euro-Rate. (a) If the Administrator determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally (i) deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, (ii) adequate means do not exist for ascertaining the Euro-Rate for such Yield Period, or (iii) the Euro-Rate does not accurately reflect the cost to any Liquidity Bank (as determined by the Administrator) of maintaining any Portion of Capital during such Yield Period, then until the Administrator notifies the Servicer that the circumstances giving rise to such suspension no longer exist, (x) no Portions of Capital shall be Euro-Rate Portions of Capital and (y) the Discount for any outstanding Portions of Capital that are Euro-Rate Portions of Capital shall, on the last day of the then current Yield Period, be converted to Base Rate Portions of Capital.

      (b) If, on or before the first day of any Yield Period, the Administrator shall have been notified by any Affected Person that, such Affected Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Affected Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Affected Person to fund or maintain any Euro-Rate Portion of Capital, then until the Administrator notifies the Servicer that the circumstances giving rise to such determination no longer apply, no Portions of Capital shall be Euro-Rate Portions of Capital and any outstanding Euro-Rate Portions of Capital at such time shall be converted into Base Rate Portions of Capital.

      Section 1.10. Funding Losses. The Seller shall compensate each Affected Person, upon written request by such Person (which request shall set forth in reasonable detail the basis for requesting such amounts) for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by it to fund or maintain any Portion of Capital hereunder at the Yield Rate determined by reference to the Euro-Rate and any loss sustained by such Person in connection with the re-employment of such funds), which such Affected Person may sustain with respect to funding or maintaining such Portion of Capital at the Euro-Rate if, for any reason, at the applicable request by the Seller to fund or maintain such Portion of Capital at the Yield Rate determined by reference to the Euro-Rate does not occur on a date specified therefor.

      Section 1.11. Taxes. The Seller agrees that:

      (a) (i) Any and all payments by the Seller under this Agreement shall be made free and clear of and without deduction for any and all current or future taxes, stamp or other taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding overall income or franchise taxes, in either case, imposed on the Person receiving such payment by the Seller hereunder by the jurisdiction under whose laws such Person is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Seller shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Issuer, any Liquidity Bank or the Administrator, then the sum payable shall be increased by the amount necessary to yield to such Person (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions been made.

            (i) Whenever any Taxes are payable by the Seller, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of the Issuer or any Liquidity Bank or other Program Support Provider, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person. If the Seller fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence, the Seller shall indemnify the Administrator and/or any other Affected Person, as applicable, for any incremental taxes, interest or penalties that may become payable by such party as a result of any such failure.

      (b) (i) If the Administrator or the applicable Affected Person is not created or organized under the laws of the United States or a political subdivision thereof, such Person shall, to the extent that it may then do so under applicable laws and regulations, deliver to the Seller (with, in the case of any Affected Person, a copy to the Administrator) (i) within thirty (30) days after the date hereof, or, if later, the date on which such Person becomes an Affected Person pursuant to this Agreement two (or such other number as may from time to time be prescribed by applicable laws or regulations) duly completed copies of IRS Form 4224 or Form 1001 (or any successor form or other certificate or statement which may be required from time to time by the relevant United States taxing authorities or applicable law or regulation), as appropriate, to permit the Seller to make payments hereunder for the account of such Person, as the case may be, without deduction or withholding of income taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in any form or certificate previously delivered pursuant to this Section 1.11(b), copies (in such numbers as may from time to time be prescribed by applicable law or regulation) of such additional, amended or successor form, certificate or statement as may be required under applicable law or regulation to permit the Seller to make payments hereunder for the account of such Person without deduction or withholding of income taxes.

            (i) The Seller shall not be required to pay any amounts to any Affected Person in respect of Taxes for any period pursuant to paragraph
      (a), above, if the obligation to pay such amounts would not have arisen but for a failure by such Affected Person to comply with the provisions of this paragraph (b) for such period, unless such Affected Person is unable to comply with this paragraph (b) because of (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the date hereof (or, in the case of any Person who became an Affected Person after the date hereof, after the date on which it so became an Affected Person).

            (ii) Within thirty (30) days of the written request of the Seller therefor, the Administrator or such Affected Person, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Seller in applying for refunds of taxes remitted hereunder.

      Section 1.12. Repurchase Option. So long as no Termination Event or Unmatured Termination Event would occur or be continuing after giving effect thereto, the Seller shall have the right (the "Call Right") to repurchase all, but not less than all, of the Purchased Interest held by the Issuer upon not less than 30 days' prior written notice to the Administrator. Such notice shall specify the date that the Seller desires that such repurchase occur (such date, the "Repurchase Date"). On the Repurchase Date, the Seller shall transfer to the Administration Account in immediately available funds an amount equal to (i) the aggregate outstanding Capital of the Purchased Interest at such time, (ii) all accrued and unpaid Discount to the Repurchase Date, (iii) all accrued and unpaid fees owing to the Issuer and the Administrator pursuant to the

Fee Letter, and (iv) all expenses, indemnities and other amounts payable hereunder to the Issuer and the Administrator. Any repurchase pursuant to this
Section 1.12 shall be made without recourse to or warranty by the Issuer or the Administrator. Further, on the Repurchase Date, the Facility Termination Date shall have occurred and no further purchases or reinvestments of Collections shall be made hereunder.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES; COVENANTS;
                               TERMINATION EVENTS

      Section 2.1. Representations and Warranties; Covenants. Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

      Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Issuer and the Administrator shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.

                                  ARTICLE III

                                INDEMNIFICATION

      Section 3.1. Indemnities by the Seller. Without limiting any other rights that the Administrator, the Issuer, the Liquidity Banks, any other Program Support Providers or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as "Indemnified Amounts"), which may be asserted against or incurred by any of them, arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables, or (c) any overall income taxes or franchise taxes, in either case, imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

            (i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in any Servicer Report to be true and correct, or the failure of any other information provided to the Issuer or the Administrator with respect to Receivables or this Agreement to be true and correct,

            (ii) the failure of any representation, warranty or certification made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,

            (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

            (iv) the failure to vest in the Issuer a valid and enforceable: (A) perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

            (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time,

            (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the related Obligor) of the related Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable,

            (vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof,

            (viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

            (ix)  the commingling of Collections at any time with other funds,

            (x)   the use of proceeds of purchases or reinvestments, or

            (xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

      Section 3.2. Indemnities by the Servicer. Without limiting any other rights that the Administrator, the Issuer or any other Indemnified Party may have hereunder or under applicable law, but subject to the exclusions set forth in clauses (a) through (c) of the first sentence of Section 3.1, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Servicer Report to be true and correct, or the failure of any other information provided to any such Indemnified Party by, or on behalf of, the Servicer to be true and correct,
(b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof.

                                   ARTICLE IV

                         ADMINISTRATION AND COLLECTIONS

      Section 4.1. Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to Eagle Materials (in accordance with this Section) of the designation of a new Servicer, Eagle Materials is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event or, to the extent not capable of cure, an Unmatured Termination Event, the Administrator may designate as Servicer any Person (including itself) to succeed Eagle Materials or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

      (b)   Upon the designation of a successor Servicer as set forth in clause
(a), Eagle Materials agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Eagle Materials shall in all reasonable respects cooperate with and assist such new Servicer in the transition. Such cooperation shall include, access to and transfer of related records and use by the new Servicer of all licenses, hardware or software (to the extent legally permissible and to the extent Eagle Materials may transfer or grant access to any such licenses or software without violating the terms of any agreement between Eagle Materials and the applicable provider of such licenses or software and relating to the transfer and/or assignment thereof), reasonably necessary to collect the Pool Receivables and the Related Security.

      (c) Eagle Materials acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and the Issuer have relied on Eagle Materials' agreement to act as Servicer hereunder. Accordingly, Eagle Materials agrees that it will not voluntarily resign as Servicer, except to the extent required by law.

      (d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a "Sub-Servicer"); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and the Issuer shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Affiliate of the Servicer, the Administrator shall have consented in writing in advance to such delegation.

      Section 4.2. Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside for the accounts of the Seller and the Issuer the amount of Collections to which each is entitled in accordance with Article I hereof. The Servicer and the Originators may, in accordance with the applicable Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and the related Contracts, as the Servicer and the Originators may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments permitted under the Credit and Collection Policy or required under applicable laws, rules or regulations or the applicable Contract; provided, however, that for the purposes of this Agreement:
(i) such action shall not change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable under this Agreement or limit the rights of the Issuer or the Administrator under this Agreement and
(iii) if a Termination Event or an Unmatured Termination Event has occurred and is continuing and Eagle Materials or an Affiliate thereof is serving as the Servicer, Eagle Materials or such Affiliate may take such action only upon the prior approval of the Administrator or without such prior approval to the extent such action is required by applicable laws, rules or regulations. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Issuer, in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrator may direct the Servicer (whether the Servicer is Eagle Materials or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either:
(A) a Termination Event or Unmatured Termination Event has occurred and is continuing or (B) the Administrator reasonably believes that failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect Receivables constituting a material portion of the Pool Receivables.

      (b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Eagle Materials or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Eagle Materials or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

      (c) The Servicer's obligations hereunder shall terminate on the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Issuer, the Administrator and any other Indemnified Party or Affected Person shall be paid in full.

      After such termination, if Eagle Materials or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

      Section 4.3. Establishment and Use of Certain Accounts.

      (a) Lock-Box Accounts. Prior to the initial purchase hereunder, the Seller and the Servicer shall enter into Lock-Box Agreements establishing the Lock-Box Accounts listed on Schedule II with all of the Lock-Box Banks, and deliver original counterparts thereof to the Administrator.

      (b) Permitted Investments. Prior to the occurrence and continuation of any Termination Event or Unmatured Termination Event, any amounts in the Lock-Box Accounts may be invested by the Lock-Box Bank at Servicer's direction, in Permitted Investments, so long as (i) either (A) such Permitted Investments are credited to a "securities account" (as defined in the applicable UCC) over which the Administrator (for the benefit of the Issuer) shall have a first priority perfected security interest, (B) such Permitted Investments are purchased in the name of the Issuer or (C) such Permitted Investments are held in another manner sufficient to establish the Administrator's first priority perfected security interest over such Permitted Investments and (ii) such Permitted Investments are scheduled to mature prior to the last day of the Yield Period during which such investment is made.

      (c) Control of Accounts. The Administrator may at any time following the occurrence and during the continuance of a Termination Event or Unmatured Termination Event give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (i) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrator, to the extent provided in the related Lock-Box Agreement, (ii) to have the proceeds that are sent to the respective Lock-Box Accounts be redirected pursuant to its instructions rather than deposited in the applicable Lock-Box Account and (iii) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer, thereafter shall be sent immediately to the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, the Issuer or any other Person hereunder and any such funds shall be distributed by the Administrator in accordance with the provisions set forth in Section 1.4.

      Section 4.4. Enforcement Rights. (a) At any time following the occurrence and during the continuance of a Termination Event or Unmatured Termination
Event:

            (i) the Administrator may notify any or all of the Obligors of the Issuer's interest in the Pool Receivables and may direct any or all of the Obligors of Pool Receivables to pay all amounts payable under any such Receivables directly to the Administrator or its designee;

            (ii) at the Administrator's request and at the Seller's expense, the Seller shall give notice of the Issuer's interest in the Pool Receivables to each Obligor and direct that payments be made directly to the Administrator or its designee;

            (iii) the Seller shall assemble all books and records necessary or desirable to collect the Pool Receivables and Related Security, and make the same available to the Administrator at a place selected by the Administrator or its designee; and

            (iv) the Administrator may enforce the Sale Agreements against the parties thereto and shall have the right to give or withhold any or all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect thereto, to the same extent as the Seller would otherwise be entitled to do.

      (b) The Seller hereby authorizes the Administrator , and gives to the Administrator its irrevocable power of attorney, which shall be coupled with an interest, during the occurrence and continuation of a Termination Event or Unmatured Termination Event, to take any and all steps during such occurrence and continuance in the name of the Seller, which steps are necessary or desirable, in the reasonable determination of the Administrator, to collect all amounts due under the Pool Receivables and Related Security, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections and, enforcing such Receivables and the related Contracts. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

      Section 4.5. Responsibilities of the Seller. (a) Anything herein to the contrary notwithstanding, the Seller shall (directly or indirectly by causing the applicable Originator to): (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator or the Issuer of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator and the Issuer shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Eagle Materials or any Originator thereunder.

      (b) Eagle Materials hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Eagle Materials shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Eagle Materials conducted such data-processing functions while it acted as the Servicer.

      Section 4.6. Servicing Fee. (a) Subject to clause (b), the Servicer shall be paid a fee equal to 1.0% per annum (the "Servicing Fee Rate") of the daily average aggregate Outstanding Balance of the Pool Receivables. The Issuer's Share of such fee shall be paid through the distributions contemplated by
Section 1.4(d), and the Seller's Share of such fee shall be paid directly by the Seller in the manner contemplated by Section 1.4(b)(iv).

      (b) If the Servicer ceases to be Eagle Materials or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a) and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

                                   ARTICLE V

                                 MISCELLANEOUS

      Section 5.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by a party therefrom, shall be effective unless in a writing signed by the Administrator, and, in the case of any such waiver or consent, by the party or parties thereto against whom such waiver or consent is sought to be enforced, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, to the extent required at such time in connection with the Issuer's commercial paper program, no such material amendment shall be effective until both Moody's and Standard & Poor's have notified the Servicer and the Administrator in writing that such action will not result in a reduction or withdrawal of the rating of any Notes. No failure on the part of the Issuer or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

      Section 5.2. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be sent or delivered to each party hereto at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

      Section 5.3. Successors and Assigns; Assignments; Participations. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Seller may not assign or transfer any of its rights or obligations hereunder without the written consent of the Administrator.

      (b) This Agreement and the Issuer's rights and obligations herein (including ownership of the Purchased Interest or an interest therein)shall be assignable, in whole or in part, by the Issuer and its successors and assigns with the prior written consent of the Seller; provided, however, that such consent shall not be unreasonably withheld; and provided further, that no such consent shall be required if the assignment is made to PNC, any Affiliate of PNC (other than a director or officer of PNC), or any Person that is: (i) in the business of issuing Notes and (ii) associated with or administered by PNC or any Affiliate of PNC. Each assignor may, in connection with the assignment, disclose to the applicable assignee any information relating to the Seller, the Servicer, any Originator or the Pool Receivables furnished to such assignor by or on behalf of the Servicer, the Seller, the Issuer or the Administrator, subject to compliance with the provisions of Section 5.5.

      (c) The Issuer may at any time grant to one or more banks or other institutions (each a "Liquidity Bank") party to the Liquidity Agreement, or to any other Program Support Provider, participating interests in the Purchased Interest. In the event of any such grant by the Issuer of a participating interest to a Liquidity Bank or other Program Support Provider, the Issuer shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Bank or other Program Support Provider shall be entitled to the benefits of Sections 1.7, 1.8 and 1.10.

      (d) This Agreement and the rights and obligations of the Administrator hereunder shall be assignable, in whole or in part, by the Administrator and its successors and assigns; provided, that unless: (i) such assignment is to an Affiliate of PNC, (ii) it becomes unlawful for PNC to serve as the Administrator or (iii) a Termination Event exists, the Seller has consented to such assignment, which consent shall not be unreasonably withheld.

      (e) Without limiting any other rights that may be available under applicable law, the rights of each Liquidity Bank may be enforced through it or by its agents.

      (f) Promptly, but in any event within two (2) Business Days following the effectiveness thereof, the Administrator agrees to provide the Seller with written notice of any reductions in the aggregate commitments of the then existing Liquidity Banks under the Liquidity Agreement. On or prior to the date which is 30 days prior to the then existing scheduled termination date of the Liquidity Agreement, and promptly after it obtains knowledge thereof during such 30-day period, the Administrator shall provide the Seller with written notice of any Liquidity Bank's decision not to renew or extend its commitment thereunder on or prior to such scheduled termination date.

      Section 5.4. Costs, Expenses and Taxes. (a) In addition to the indemnification provisions set forth in Section 3.1, the Seller shall pay on demand (i) all reasonable out-of-pocket fees and expenses (including Attorneys Costs) of the Administrator incurred in connection with the preparation, execution, delivery, administration, amendment, modification and waiver of this Agreement and the other Transaction Documents and (ii) all reasonable out-of-pocket fees and expenses of the Administrator and the Issuer (including Attorneys Costs) incurred in connection with the enforcement of this Agreement and the other Transaction Documents, including, without limitation, any Servicer fees paid to any third party other than the Seller or Eagle Materials for services rendered to the Issuer and the Administrator in collecting the Receivables and the other Related Security.

      (b) In addition, the Seller will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or the other Transaction Documents, and hereby indemnifies and saves the Administrator and the Issuer harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

      Section 5.5. Confidentiality. Unless otherwise required by applicable law, regulation or legal process, each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement and the other Transaction Documents may be disclosed to: (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator, (b) the Originators and their Affiliates if they agree to hold such documents confidential, and (c) the legal counsel and auditors of the Seller, the Servicer and the Originators if they agree to hold such documents confidential. Unless otherwise required by applicable law, regulation or legal process, each of the Administrator and the Issuer agree to maintain the confidentiality of non-public information regarding Eagle Materials and its Affiliates and the Receivables Pool; provided, that such information may be disclosed to: (i) assignees or participants under Section 5.3 to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to Eagle Materials, (ii) legal counsel and auditors of the Issuer or the Administrator if they agree to hold it confidential in accordance with this Section, (iii) the rating agencies rating the Notes, (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential in accordance with this Section), (v) any placement agency placing the Notes and (vi) any regulatory authorities having jurisdiction over the Administrator, the Issuer, any Program Support Provider or any Liquidity Bank. Anything herein to the contrary notwithstanding, each Person to whom any such nonpublic information has been disclosed pursuant to this Section and any successor or assign of any such Person (and each employee, representative or other agent of any of the foregoing), may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure.

      Section 5.6. No Proceedings; Limitation on Payments. (a) Each of the Seller, the Servicer, the Administrator and each assignee of the Purchased Interest or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by the Issuer is paid in full. The provisions of this Section 5.6(a) shall survive any termination of this Agreement.

      (b) Notwithstanding any provisions contained in this Agreement to the contrary, except with respect to the Issuer's commitment to make purchases and reinvestments pursuant to and in accordance with the terms of this Agreement, the Issuer shall not, and shall not be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) the Issuer has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) the Issuer could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing the Issuer's securitization program or (y) all Notes are paid in full. Any amount which the Issuer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of the Issuer for any such insufficiency unless and until the Issuer satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 5.6(b) shall survive any termination of this Agreement.

      Section 5.7. GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

      (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FEDERAL COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE

LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

      Section 5.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

      Section 5.9. Survival of Termination. The provisions of Sections 1.7, 1.8, 3.1, 3.2, 5.4, 5.5, 5.6, 5.7 and 5.10 shall survive any termination of this Agreement.

      Section 5.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

      Section 5.11. Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

      Section 5.12. Headings. The captions and headings of this Agreement and in any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    EXP FUNDING, LLC

                                    By: /s/ Arthur R. Zunker, Jr.
                                        ----------------------------------------
                                    Name:  Arthur R. Zunker, Jr.
                                    Title: Senior Vice President -
                                           Finance and Treasurer

                                    Address:

                                            2728 N. Harwood, Suite 600
                                            Dallas, Texas 75201-1516

                                            Attention:  Art Zunker
                                            Telephone No.: (214) 981-6510
                                            Facsimile No.: (214) 981-6559

                                    New address information to be effective on or about March 8, 2004:

                                    Address:

                                            3811 Turtle Creek Boulevard
                                            Suite 1100
                                            Dallas, Texas 75219

                                            Attention: Art Zunker
                                            Telephone No.: (214) 432-2000
                                            Facsimile No.: (214) 432-2100

                                                  Receivables Purchase Agreement

                                    EAGLE MATERIALS INC.,
                                    as initial Servicer

                                    By: /s/ Arthur R. Zunker, Jr.
                                        ----------------------------------------
                                    Name:  Arthur R. Zunker, Jr.
                                    Title: Senior Vice President -
                                           Finance and Treasurer

                                    Address:

                                           2728 N. Harwood, Suite 600
                                           Dallas, Texas 75201-1516

                                           Attention: Art Zunker
                                           Telephone No.: (214) 981-6510
                                           Facsimile No.: (214) 981-6559

                                    New address information to be effective on or about March 8, 2004:

                                    Address:

                                            3811 Turtle Creek Boulevard
                                            Suite 1100
                                            Dallas, Texas 75219

                                            Attention: Art Zunker
                                            Telephone No.: (214) 432-2000
                                            Facsimile No.: (214) 432-2100

                                                  Receivables Purchase Agreement

                                    PNC BANK, NATIONAL ASSOCIATION,
                                    as Administrator

                                    By: /s/ John T. Smathers
                                        ----------------------------------------
                                    Name:  John T. Smathers
                                    Title: Vice President

                                    Address:

                                             PNC Bank, National Association
                                             One PNC Plaza
                                             249 Fifth Avenue
                                             Pittsburgh, Pennsylvania 15222

                                             Attention: John Smathers
                                             Telephone No.: (412) 762-6440
                                             Facsimile No.: (412) 762-9184

                                    MARKET STREET FUNDING CORPORATION,
                                    as Issuer

                                    By: /s/ Evelyn Echevarria
                                        ----------------------------------------
                                    Name:  Evelyn Echevarria
                                    Title: Vice President

                                    Address:

                                            c/o AMACAR Group, LLC
                                            6525 Morrison Blvd., Suite 318
                                            Charlotte, North Carolina 28211

                                            Attention: Douglas Johnson
                                            Telephone No.: (704) 365-0569
                                            Facsimile No.: (704) 365-1362

                                                  Receivables Purchase Agreement

                                    EXHIBIT I
                                   DEFINITIONS

      As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

      "Administration Account" means the account (account number 1002422076) of the Administrator maintained at the office of PNC at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15220-2707, or such other account as may be so designated in writing by the Administrator to the Servicer.

      "Administrative Services Agreement" means the Administrative Services and Lease Agreement, dated as of February 20, 2004 between Eagle Materials and the Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.

      "Administrator" has the meaning set forth in the preamble to the Agreement.

      "Adverse Claim" means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of Eagle Materials as against the Affiliate Originators, in favor of the Seller as against Eagle Materials or in favor of the Issuer, in each case pursuant to the Transaction Documents, shall not constitute an Adverse Claim.

      "Affected Person" has the meaning set forth in Section 1.7 of the Agreement.

      "Affiliate" means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a). For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

      "Affiliate Originator" means each Affiliate of Eagle Materials from time to time party to the Purchase and Sale Agreement as originator or transferor thereunder, in accordance with the terms thereof.

      "Agreement" has the meaning set forth in the preamble to the Agreement.

      "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and all reasonable disbursements of internal counsel.

      "Bankruptcy Code" means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.), as amended from time to time.

      "Base Rate" means for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

            (a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its "prime rate." Such "prime rate" is set by PNC based upon various factors, including PNC's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

            (b)   0.50% per annum above the latest Federal Funds Rate.

      "Base Rate Portion of Capital" shall mean a Portion of Capital the Discount with respect to which is calculated at a per annum rate based on the Yield Rate determined by reference to the Base Rate.

      "BBA" means the British Bankers' Association.

      "Benefit Plan" means any employee benefit pension plan as defined in
Section 3(2) of ERISA in respect of which the Seller, any Originator, Eagle Materials or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

      "Business Day" means any day (other than a Saturday or Sunday) on which:
(a) banks are not authorized or required to close in Dallas, Texas, New York, New York or Pittsburgh, Pennsylvania, and (b) if this definition of "Business Day" is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

      "Capital" means the aggregate amounts paid to the Seller in respect of the Purchased Interest by the Issuer pursuant to Section 1.2 of the Agreement, as reduced from time to time by amounts actually distributed and applied on account of the principal of the Purchased Interest pursuant to the Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

      "Change in Control" means that Eagle Materials ceases to own, directly or indirectly, 100% of the limited liability company interests or capital stock of the Seller or any Affiliate Originator free and clear of all Adverse Claims.

      "Closing Date" means February 20, 2004.

      "Collections" means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Eagle Materials, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections and (c) all other proceeds of such Pool Receivable.

      "Company Note" has the meaning set forth in the Purchase and Sale
Agreement.

      "Concentration Percentage" means: (a) for any Group A Obligor, 15%, (b) for any Group B Obligor, 10%, (c) for any Group C Obligor, 7.5% and (d) for any Group D Obligor, 6.0%.

      "Concentration Reserve" means, on any date, the outstanding Capital at the close of business of the Servicer on such date multiplied by (a) the Concentration Reserve Percentage divided by (b) 1 minus the Concentration Reserve Percentage at such time.

      "Concentration Reserve Percentage" means, on any date, the largest of: (a) the sum of four largest Group D Obligor Percentages, (b) the sum of the two largest Group C Obligor Percentages and (c) the greater of (i) the largest Group B Obligor Percentage or (ii) the largest Group A Obligor Percentage.

      "Contract" means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

      "CP Rate" means, for any Yield Period for any Portion of Capital, the per annum rate equivalent to the weighted average cost (as determined by or on behalf of the Issuer and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes maturing on dates other than those on which corresponding funds are received by the Issuer, other borrowings by the Issuer (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by or on behalf of the Issuer to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of the Issuer); provided, however, that if any component of such rate is a discount rate, in calculating the "CP Rate" for such Portion of Capital for such Yield Period, the Issuer shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. Notwithstanding the foregoing, the "CP Rate" for any day while a Termination Event exists, shall be an interest rate equal to 2.0% above the Base Rate in effect on such day.

      "Credit and Collection Policy" means, those receivables credit and collection policies and practices of Eagle Materials and the other Originators in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified from time to time in compliance with the Agreement.

      "Days' Sales Outstanding" means, for any calendar month: (a) the average, for the three most recently ended calendar months, of the Outstanding Balance of all Pool Receivables (determined as of the last day of each such calendar month) divided by (b)(i) the aggregate credit sales made by the Originator during such calendar months, divided by (ii) 90.

      "Debt" means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (exclusive of trade payables incurred in the ordinary course of business and payables according to ordinary business terms), (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

      "Deemed Collections" has the meaning set forth in Section 1.4(e)(ii) of the Agreement.

      "Defaulted Receivable" means a Receivable:

            (a) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date thereof, or

            (b) without duplication, (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto or (ii) that has been written off the Seller's books as uncollectible.

      "Default Ratio" means the ratio, (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such calendar month (other than as a result of an event of the type described in clause (b)(i) of the definition of "Defaulted Receivable" herein), by (b) the aggregate credit sales made by the Originators during the calendar month that is three calendar months before such calendar month.

      "Delinquency Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

      "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.

      "Dilution Horizon" means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) computed as of the last day of such calendar month of: (a) the aggregate credit sales made by the Originator during the most recent two calendar months, to (b) the Net Receivables Pool Balance at the last day of such calendar month.

      "Dilution Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of the Agreement during such calendar month (other than in respect of cash discounts for all Originators, and rebates of American Gypsum Company during such month, of the type described in clause (ii) of the definition of "Specifically Reserved Dilution Amount" herein) by

(b) the aggregate credit sales made by the Originator during the calendar month that is one calendar month prior to such calendar month.

      "Dilution Reserve" means, on any date, an amount equal to: (a) the outstanding Capital at the close of business of the Servicer on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by
(ii) 1 minus the Dilution Reserve Percentage on such date.

      "Dilution Reserve Percentage" means on any date, the greater of: (a) 2.0% and (b) the product of (i) the Dilution Horizon multiplied by (ii) the sum of
(x) 2 times the average of the Dilution Ratios for the twelve most recent calendar months and (y) the Dilution Spike Factor.

      "Dilution Spike Factor" means, for any calendar month, the product of (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months and (ii) the arithmetic average of the Dilution Ratios for such twelve months and (b) (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

      "Discount" means:

            (a) with respect to any Portion of Capital for any Yield Period to the extent the Issuer will be funding such Portion of Capital during such Yield Period through the issuance of Notes:

                             CPR x C x ED/360 + YPF

            (b) with respect to any Portion of Capital for any Yield Period to the extent the Issuer will not be funding such Portion of Capital during such Yield Period through the issuance of Notes:

                             YR x C x ED/Year + YPF

      where:

            C     =     such Portion of Capital during such Yield Period,

            CPR   =     the CP Rate for the Portion of Capital for such Yield
                        Period,

            ED    =     the actual number of days during such Yield Period,

            Year  =     if such Portion of Capital is funded based upon: (i)
                        the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or
                        366 days, as applicable,

            YPF   =     the Yield Protection Fee, if any, for the Portion of
                        Capital for such Yield Period,

            YR    =     the Yield Rate for the Portion of Capital for such
                        Yield Period,
provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

      "Eagle Materials" has the meaning set forth in the preamble.

      "Eligible Receivable" means, at any time, a Pool Receivable:

      (a)   the Obligor of which is:

            (i) a United States resident or, so long as the foreign currency rating of Canada is a least A by Standard & Poor's and A2 by Moody's, a resident of Canada;

            (ii) not subject to any proceeding of the type described in paragraph (f) of Exhibit V to the Agreement, except, solely in the case of L&W Supply Corporation as an Obligor, and solely (x) with respect to post-petition Receivables of L&W Supply Corporation for which the Administrator has received evidence satisfactory to it, in its sole discretion, of the final order of the applicable bankruptcy or federal district court in L&W Supply Corporation's bankruptcy case confirming or reconfirming, as the case may be, payments made and to be made on amounts payable or that become payable by L&W Supply Corporation to third party vendors or suppliers (including the Originators in respect to any applicable Contracts) and (y) to the extent that such bankruptcy case of L&W Supply Corporation is and remains a case under the provisions of Chapter 11 of the Bankruptcy Code and has not been converted to a case under Chapter 7 of the Bankruptcy Code; and

            (iii) not an Affiliate of Eagle Materials or any Originator,

      (b) that is denominated and payable only in U.S. dollars in the United States,

      (c) that has a stated maturity that is not more than 60 days after the original invoice date of such Receivable,

      (d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of the applicable Originator's business,

      (e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

      (f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,

      (g) that is not the subject of any asserted dispute, offset, hold back defense or Adverse Claim,

      (h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

      (i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

      (j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),

      (k) for which the Issuer shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

      (l) that constitutes an account or payment intangible as defined in the UCC, and that is not evidenced by instruments or chattel paper,

      (m)   that is neither a Defaulted Receivable nor a Delinquent Receivable,

      (n) for which neither the applicable Originator thereof, the Seller nor the Servicer has established any offset arrangements with the related Obligor,

      (o) for which Defaulted Receivables of the related Obligor do not exceed 35% of the Outstanding Balance of all such Obligor's Receivables, and

      (p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the applicable Originator thereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

      "ERISA Affiliate" means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Eagle Materials, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Eagle Materials, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, Eagle Materials, any corporation described in clause (a) or any trade or business described in clause (b).

      "Euro-Rate" means with respect to any Yield Period the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrator in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S.

dollars quoted by the British Bankers' Association ("BBA") as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor, if BBA or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750)), at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the Euro-Rate Portion of Capital during such Yield Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                  Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor

Euro-Rate =       ______________________________________________________________
                  1.00 - Euro-Rate Reserve Percentage

where "Euro-Rate Reserve Percentage" means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities"). The Euro-Rate shall be adjusted with respect to any Euro-Rate Portion of Capital that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrator shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

      "Euro-Rate Portion of Capital" shall mean a Portion of Capital the Discount with respect to which is calculated at a per annum rate based on the Yield Rate determined by reference to the Euro-Rate.

      "Event of Bankruptcy" means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, or composition or marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

      "Excess Concentration" means the sum of:

            (i) the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus

            (ii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are residents of Canada, exceeds an amount equal to 3.0% of all Eligible Receivables then in the Receivables Pool, plus

            (iii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are governments or governmental subdivisions, affiliates or agencies, exceeds an amount equal to 1.0% of all Eligible Receivables then in the Receivables Pool, plus

            (iv) the amount by which the aggregate Outstanding Balance of all Eligible Receivables that have a stated maturity that is greater than 30 days after the original invoice date of any such Receivable (but not more than 60 days), exceeds an amount equal to 25.0% of all Eligible Receivables then in the Receivables Pool.

      "Facility" shall mean the facility under the Agreement for revolving purchases of undivided interests in the Pool Receivables by the Issuer.

      "Facility Termination Date" means the earliest to occur of: (a) February 19, 2007, (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement and (d) the date the commitments of all Liquidity Banks terminate under the Liquidity Agreement (which date shall initially be February 18, 2005, as such date may be extended from time to time).

      "Federal Funds Rate" means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

      "Fee Letter" means that certain fee letter agreement dated as of the Closing Date among the Seller, the Servicer, the Issuer and the Administrator, relating to the fees payable by the Seller to the Issuer and the Administrator under the Agreement, as amended, supplemented or otherwise modified from time to time.

      "GAAP" shall mean generally accepted accounting principles as set forth from time to time in the opinions and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by significant segments of the accounting profession.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      "Group A Obligor" means any Obligor with a short-term rating of at least:
(a) "A-1" by Standard & Poor's, or if such Obligor does not have a short-term rating from Standard & Poor's, a rating of "A+" or better by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) "P-1" by Moody's, or if such Obligor does not have a short-term rating from Moody's, "A1" or better by Moody's on its long-term senior unsecured and uncredit-enhanced debt securities.

      "Group A Obligor Percentage" means, at any time, for each Group A Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group A Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

      "Group B Obligor" means an Obligor, not a Group A Obligor, with a short-term rating of at least: (a) "A-2" by Standard & Poor's, or if such Obligor does not have a short-term rating from Standard & Poor's, a rating of at least "BBB+" by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) "P-2" by Moody's, or if such Obligor does not have a short-term rating from Moody's, at least "Baa1" by Moody's on its long-term senior unsecured and uncredit-enhanced debt securities.

      "Group B Obligor Percentage" means, at any time, for each Group B Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group B Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

      "Group C Obligor" means an Obligor, not a Group A Obligor or Group B Obligor, with a short-term rating of at least: (a) "A-3" by Standard & Poor's, or if such Obligor does not have a short-term rating from Standard & Poor's, a rating of at least "BBB-" by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) "P-3" by Moody's, or if such Obligor does not have a short-term rating from Moody's, at least "Baa3" by Moody's on its long-term senior unsecured and uncredit-enhanced debt securities."

      "Group C Obligor Percentage" means, at any time, for each Group C Obligor, the percentage equivalent of: (a) the aggregate Outstanding Balance of the Eligible Receivables of such Group C Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

      "Group D Obligor" means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

      "Group D Obligor Percentage" means, at any time, for each Group D Obligor:
(a) the aggregate Outstanding Balance of the Eligible Receivables of such Group D Obligor less any Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.

      "Indemnified Amounts" has the meaning set forth in Section 3.1 of the Agreement.

      "Indemnified Party" has the meaning set forth in Section 3.1 of the Agreement.

      "Independent Director" has the meaning set forth in Section 3(c) of
Exhibit IV to the Agreement.

      "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

      "Issuer" has the meaning set forth in the preamble to the Agreement.

      "Issuer's Share" of any amount means such amount multiplied by the Purchased Interest at the time of determination.

      "JPMorgan Credit Agreement" means the Credit Agreement, dated as of December 18, 2003, among Eagle Materials, JPMorgan Chase Bank, Bank of America, N.A., PNC Bank, N.A., Bank One, N.A., SunTrust Bank, other lenders from time to time party thereto, and J.P. Morgan Securities Inc., as such agreement may be amended, supplemented or otherwise modified from time to time; it being understood that if the JPMorgan Credit Agreement is ever terminated, cancelled, replaced (solely to the extent PNC Bank, N.A. or any affiliate thereof, is not a party to such replacement) or otherwise released, any reference thereto in the Transaction Documents shall be deemed to be to the JPMorgan Credit Agreement as in effect on the date immediately prior to the date of such termination, cancellation, replacement or release.

      "Liquidity Agent" means PNC in its capacity as the Liquidity Agent pursuant to the Liquidity Agreement.

      "Liquidity Agreement" means the Liquidity Asset Purchase Agreement, dated as of February 20, 2004 between the Liquidity Banks from time to time party thereto, the Issuer and PNC, as Administrator and Liquidity Agent, as the same may be further amended, supplemented or otherwise modified from time to time.

      "Liquidity Bank" shall have the meaning set forth in Section 5.3(c) of the Agreement.

      "Lock-Box Account" means, each account listed on Schedule II to the Agreement, maintained at a bank or other financial institution for the purpose of receiving Collections.

      "Lock-Box Agreement" means an agreement, in form and substance satisfactory to the Administrator, among the Seller, the Servicer, the Administrator and a Lock-Box Bank.

      "Lock-Box Bank" means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

      "Lock-Box Sale and Assignment Agreement" means the Lock-Box Account Sale and Assignment Agreement dated as of February 20, 2004, between Eagle Materials, as buyer, and CXP Funding, LLC, as seller.

      "Loss Reserve" means, on any date, an amount equal to: (a) the outstanding Capital as at the close of business of the Servicer on such date multiplied by
(b)(i) the Loss Reserve Percentage on such date divided by (ii) 1 minus the Loss Reserve Percentage on such date.

      "Loss Reserve Percentage" means, on any date, the greater of: (a) 10.0% or
(b) (i) the product of (A) 2 times the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months multiplied by (B) the aggregate credit sales made during the four most recent calendar months divided by (ii) the Net Receivables Pool Balance as of such date.

      "Material Adverse Effect" means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

            (a) the assets, operations, business or financial condition of such Person and, to the extent they are parties to the transactions contemplated by the Agreement and the other Transaction Documents, its Subsidiaries, taken as a whole,

            (b) the ability of such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

            (c) the validity or enforceability of the Agreement or any other Transaction Document, or the validity, enforceability or collectibility of the Pool Receivables or

            (d) the status, perfection, enforceability or priority of the Issuer's or the Seller's interest in the Pool Assets.

      "Monthly Settlement Date" means the 20th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

      "Moody's" means Moody's Investors Service, Inc.

      "Net Receivables Pool Balance" means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

      "Notes" means short-term promissory notes issued, or to be issued, by the Issuer to fund its investments in accounts receivable or other financial assets.

      "Obligor" means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

      "Originator" means, as the context may require, any or all of Eagle Materials as originator or transferor under the Sale and Contribution Agreement, and each Affiliate Originator as originator or transferor under the Purchase and Sale Agreement.

      "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

      "Permitted Investments" means certificates of deposit that are not represented by instruments, have a maturity of one week or less and are issued by any Lock-Box Bank or PNC; provided, however, that the Administrator (on behalf of Issuer) may, from time to time, upon three Business Days' prior written notice to Servicer, remove from the scope of "Permitted Investments" certificates of deposit of any such bank(s) and specify to be within such scope, certificates of deposit of any other bank; provided, further, however, that any such notice of removal shall apply only to Permitted Investments that are invested in following the receipt of such notice by the Servicer.

      "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

      "PNC" has the meaning set forth in the preamble to the Agreement.

      "Pool Assets" has the meaning set forth in Section 1.2(d) of the Agreement.

      "Pool Receivable" means a Receivable in the Receivables Pool.

      "Portion of Capital" shall mean a portion of the outstanding Capital which accrues Discount according to the same Yield Rate and as to which a single Yield Period is in effect.

      "Program Support Agreement" means and includes the Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for:
(a) the issuance of one or more letters of credit for the account of the Issuer,
(b) the issuance of one or more surety bonds for which the Issuer is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by the Issuer to any Program Support Provider of the Purchased Interest (or portions thereof) and/or (d) the making of loans and/or other extensions of credit to the Issuer in connection with the Issuer's securitization program, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).

      "Program Support Provider" means and includes any Liquidity Bank and any other Person (other than any customer of the Issuer) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Issuer pursuant to any Program Support Agreement.

      "Purchase and Sale Agreement" means the Purchase and Sale Agreement dated as of February 20, 2004, between each Affiliate Originator from time to time party thereto as originator or transferor, and Eagle Materials, as buyer, as such agreement may be amended, supplemented or otherwise modified from time to time.

      "Purchase Limit" means the lesser of (a) $50,000,000, as such amount may be reduced pursuant to Section 1.1(b) of the Agreement and (b) the aggregate of the liquidity commitments of all then existing Liquidity Banks under the Liquidity Agreement, divided by 102% (which commitments on the date hereof equal in the aggregate $51,000,000). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the then outstanding Capital.

      "Purchased Interest" means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

                            Capital + Total Reserves
                            ------------------------
                          Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section
1.3 of the Agreement.

      "Rating Agency" means, each of Moody's, Standard & Poor's, and any other nationally recognized rating agency then rating the Issuer's Notes.

      "Rating Agency Condition" means, with respect to any event or occurrence, receipt by the Administrator of written confirmation from each Rating Agency that such event or occurrence shall not cause the rating on the Issuer's then outstanding Notes to be downgraded or withdrawn.

      "Receivable" means any indebtedness and other obligations owed to any Originator or the Seller by an Obligor or any right of the Seller or any Originator to payment from or on behalf of an Obligor, or any right to reimbursement for funds paid or advanced by the Seller or any Originator on behalf of an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, however arising (whether or not earned by performance), and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto, that arises under a Contract for the sale and delivery of goods or services in the ordinary course of an Originator's business. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

      "Receivables Pool" means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale and Contribution Agreement.

      "Related Security" means, with respect to any Receivable:

      (a) all of the Seller's and the related Originator's interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

      (b)   all instruments and chattel paper that may evidence such Receivable,

      (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

      (d) all of the Seller's and the related Originator's rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and

      (e) all of Seller's and the related Originator's rights, interests and claims under the Sale Agreements, any Contract and any other agreement or document between such Originator and the related Obligor.

      "Sale Agreements" means, collectively, the Purchase and Sale Agreement and the Sale and Contribution Agreement.

      "Sale and Contribution Agreement" means the Sale and Contribution Agreement, dated as of February 20, 2004, between the Seller and Eagle Materials, as originator or transferor, as such agreement may be amended, supplemented or otherwise modified from time to time.

      "Seller" has the meaning set forth in the preamble to the Agreement.

      "Seller's Share" of any amount means the greater of: (a) $0 and (b) such amount minus the Issuer's Share.

      "Servicer" has the meaning set forth in the preamble to the Agreement.

      "Servicer Report" shall mean a report, in the form of Annex C to the Agreement, prepared by the Servicer and delivered to the Administrator pursuant to Section 2(i) of Exhibit IV to the Agreement.

      "Servicing Fee" shall mean the fee referred to in Section 4.6 of the Agreement.

      "Servicing Fee Rate" shall mean the rate referred to in Section 4.6 of the Agreement.

      "Settlement Date" means (a) with respect to any Portion of Capital not being funded or maintained by the issuance of Notes, two (2) Business Days following the last Business Day of the Yield Period for such Portion of Capital and (b) with respect to any Portion of Capital funded or maintained by the issuance of Notes, and any fees payable under the Agreement, the Monthly Settlement Date; provided, however, that on and after the occurrence and continuation of any Termination Event, the Settlement Date with respect to any Portion of Capital (or fees) shall be the date selected as such by the Administrator from time to time (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date for such Portion of Capital (or fees) pursuant to clause (a) or (b) of this definition.

      "Solvent" means, with respect to any Person at any time, a condition under which:

            (i) the fair value and present fair saleable value of such Person's total assets is, on the date of determination, greater than such Person's total liabilities (including contingent and unliquidated liabilities) at such time;

            (ii) the fair value and present fair saleable value of such Person's assets is greater than the amount that will be required to pay such Person's probable liability on its existing debts as they become absolute and matured ("debts," for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

            (iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

            (iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

                  (A) the amount of a Person's contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

                  (B) the "fair value" of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

                  (C) the "regular market value" of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

                  (D) the "present fair saleable value" of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm's-length transaction in an existing and not theoretical market.

      "Specifically Reserved Dilution Amount" means, on any date, an amount equal to the sum of:

            (i) the product of (x) 1.0% and (y) the aggregate Outstanding Balance of all Pool Receivables reported as "current to 30 days past due" on the aging schedule of the Servicer as of the last day of the most recently ended calendar month; plus

            (ii) the amount recorded on the books and records of American Gypsum Company on such date (or the books and records of the Servicer on its behalf), as the aggregate of the accrued liability of American Gypsum Company for all future rebate payments.

      "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

      "Subordinated Note" has the meaning set forth in the Sale and Contribution Agreement.

      "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

      "Termination Day" means: (a) each day on which the conditions set forth in
Section 2 of Exhibit II are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

      "Termination Event" has the meaning specified in Exhibit V to the Agreement.

      "Total Reserves" means, on any date, the sum of : (a) the Yield Reserve, plus (b) the Dilution Reserve, plus (c) the Specifically Reserved Dilution Amount, plus (d) the greater of the Loss Reserve or the Concentration Reserve.

      "Transaction Documents" means the Agreement, the Lock-Box Agreements, the Sale Agreements, the Fee Letter, the Administrative Services Agreement, the Lock-Box Sale and Assignment Agreement, the Company Notes, the Subordinated Note and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

      "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

      "Unmatured Termination Event" means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

      "Yield Period" means (a) with respect to any Portion of Capital funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Capital and ending on (but not including) the next Monthly Settlement Date, and (ii) thereafter, each period commencing on (and including) such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date; and (b) with respect to any Portion of Capital not funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Capital and ending such number of days later (including a period of one day) as the Administrator shall select, and
(ii) thereafter, each period commencing on the last day of the immediately preceding Yield Period for such Portion of Capital and ending such number of days later (including a period of one day) as the Administrator shall select; provided, that

            (i) any Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the Euro-Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;

            (ii) in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a purchase hereunder (other than a reinvestment), such Yield Period shall be the day of such purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and

            (iii) in the case of any Yield Period for any Portion of Capital which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Yield Period shall end on such Facility Termination Date and the duration of each Yield Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by the Administrator.

      "Yield Protection Fee" means, for any Yield Period, with respect to any Portion of Capital, to the extent that (i) any payments are made by the Seller to the Issuer or any applicable Program Support Provider in respect of such Capital hereunder prior to the applicable maturity date of any Notes or other instruments or obligations used or incurred by such Person to fund or maintain such Portion of Capital or (ii) without duplication of any amounts payable by the Seller pursuant to Section 1.10 of the Agreement, any failure by the Seller to borrow, continue or prepay any Portion of Capital on the date specified in any Purchase Notice delivered pursuant to Section 1.2 of the Agreement, the amount, if any, by which: (a) the additional Discount related to such Portion of Capital that would have accrued through the maturity date of such Notes or other instruments on the portion thereof for which payments were received from the Seller (or with respect to which the Seller failed to borrow such amounts), exceeds (b) the income, if any, received by the Issuer or any applicable Program Support Provider from investing the proceeds so received in respect of such Portion of Capital, as determined by the Administrator, which determination shall be binding and conclusive for all purposes, absent manifest error.

      "Yield Rate" for any Yield Period for any Portion of Capital of the Purchased Interest, to the extent the Issuer is not funding such Portion of Capital through the issuance of Notes, means the rate per annum, selected by the Administrator equal to: (a) 1.75% per annum above the Euro-Rate for such Yield Period, or (b) the Base Rate for such Yield Period; provided, however, that in the case of:

            (i) any Yield Period on or before the first day of which the Administrator shall have been notified by any Liquidity Bank that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Liquidity Bank, to fund any Euro-Rate Portion of Capital (and such Liquidity Bank shall not have subsequently notified the Administrator that such circumstances no longer exist),

            (ii)  any Yield Period of one to (and including) 29 days,

            (iii) any Yield Period as to which the Administrator does not receive a notice of funding pursuant to the Agreement before noon (New York City time) on the third Business Day preceding the date of such requested date of such funding or drawing, or

            (iv) any Yield Period relating to a Portion of Capital that is less than $1,000,000,

the "Yield Rate" for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Yield Period. Notwithstanding anything to the contrary in this definition or otherwise in the Agreement, the "Yield Rate" for any day while a Termination Event exists shall be an interest rate equal to 2% per annum above the Base Rate in effect on such day.

      "Yield Reserve" means, on any date, an amount equal to (a) the Capital at the close of business of the Servicer on such date, multiplied by (b) (i) the Yield Reserve Percentage on such date, divided by (ii) 1 minus the Yield Reserve Percentage on such date.

      "Yield Reserve Percentage" means, at any time:

                         (BR + SFR) x 1.5 x DSO
                          --------
                             360

      where:

            BR    =     the Base Rate in effect at such time,

            SFR   =     the Servicing Fee Rate,

            DSO   =     the Days' Sales Outstanding.

      Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, "or" means "and/or," and "including" (and with correlative meaning "include" and "includes") means including without limiting the generality of any description preceding such term.

                                   EXHIBIT II
                              CONDITIONS PRECEDENT

      1. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the conditions precedent that the Administrator shall have received on or before the Closing Date the following, each in form and substance (including the date thereof) satisfactory to the Administrator:

      (a) A counterpart of the Agreement and the other Transaction Documents executed by the parties thereto.

      (b) Certified copies of: (i) all documents evidencing necessary governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (ii) the applicable organizational documents of the Seller, the Servicer and each Originator.

      (c) A certificate of the Secretary or Assistant Secretary of the Seller, the Servicer and each Originator certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Administrator receives a subsequent incumbency certificate from the Seller, the Servicer and each Originator, as the case may be, the Administrator shall be entitled to rely on the last such certificate delivered to it by the Seller, the Servicer, and each Originator, as the case may be.

      (d) Evidence that the proper financing statements, under the UCC of all relevant jurisdictions necessary or desirable in order to perfect the interests of Eagle Materials, the Seller and the Issuer contemplated by the Agreement, the Purchase and Sale Agreement and the Sale and Contribution Agreement, as the case may be, have been duly filed in each such jurisdiction.

      (e) Completed UCC search reports, dated on or shortly before the date of the initial purchase hereunder, listing the financing statements filed in all applicable jurisdictions that name any Originator, Eagle Materials or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrator may request, showing no Adverse Claims on any Pool Assets.

      (f) Favorable opinions, in form and substance reasonably satisfactory to the Administrator, of Greenberg Traurig, LLP, as counsel for the Seller, the Originators and the Servicer as to various corporate, enforceability, UCC (including creation, perfection and priority), bankruptcy and other matters as the Administrator may reasonably request.

      (g) Satisfactory results of a review and audit (performed by representatives of the Administrator) of the Servicer's collection, operating and reporting systems, the Credit and Collection Policy of the Originators, historical receivables data and accounts, including satisfactory results of a review of the Servicer's operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement.

      (h) A pro forma Servicer Report representing the performance of the anticipated Receivables Pool for the calendar month before closing.

      (i) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 5.4 of the Agreement and the Fee Letter.

      (j) Good standing certificates with respect to the Seller, the Servicer and each Originator issued by the Secretaries of State (or similar official) of the states of each such Person's organization and principal place of business.

      (k) A computer file containing all information with respect to the Receivables as the Administrator may reasonably request.

      (l) Such other approvals, opinions or documents as the Administrator may reasonably request.

      2. Conditions Precedent and Condition Subsequent to all Purchases and Reinvestment. Each purchase (including the initial purchase) and each reinvestment shall be subject to the further conditions precedent and condition subsequent, as the case may be, that:

      (a) in the case of each purchase, the Servicer shall have delivered to the Administrator, in form and substance satisfactory to the Administrator on or before such purchase, a completed pro forma Servicer Report as of such date to reflect the level of the Capital, the Total Reserves and the Receivables Pool;

      (b) on the date of such purchase or reinvestment, as the case may be, the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

            (i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such purchase or reinvestment, as the case may be, as though made on and as of such date;

            (ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, as the case may be, that constitutes a Termination Event or an Unmatured Termination Event; and

            (iii) the Capital, after giving effect to any such purchase or reinvestment, as the case may be, shall not be greater than the Purchase Limit, and the Purchased Interest shall not exceed 100%; and

      (c) On or prior to sixty (60) days from the date hereof, the Seller shall have provided the Administrator with evidence, in form and substance satisfactory to the Administrator, of (i) the termination and/or partial release of financing statement number 03-0034472467 filed against Centex Construction Products, Inc. (the entity now called Eagle Materials Inc.) in favor of Barton Creek Office II, Inc. with the office of the Secretary of State of the State of Texas, which financing statement purports to cover all or part of the Receivables and Related Security of Centex Construction Products, Inc. (it being understood that the Seller hereby represents and warrants that the underlying grant of security interest by Centex Construction Products, Inc. to Barton Creek Office II, Inc. in connection with the transactions contemplated by the documentation to which such filed financing statement relates does not extend to any Receivables or Related Security and such financing statement is, therefore, ineffective and unenforceable as to any Pool Assets), (ii) a lien search (including judgment, ERISA and tax lien searches) performed in the office of the Secretary of State of the State of New Mexico against Centex Eagle Gypsum Company, LLC (an entity previously merged into one of the Affiliate Originators) and (iii) a full and complete copy (with all applicable attachments) of financing statement number 2002010072721 filed against Republic Gypsum Company (a trade name of one of the Affiliate Originators) in favor of Signode Packaging Systems in Oklahoma County (Central Filing), Oklahoma.

                                   EXHIBIT III
                         REPRESENTATIONS AND WARRANTIES

      1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

      (a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

      (b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its organizational powers, (ii) have been duly authorized by all necessary action,
(iii) do not contravene or result in a default under or conflict with: (A) its organizational documents, (B) any law, rule or regulation applicable to it, (C) any contractual restriction binding on or affecting it or any of its property or
(D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

      (c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement.

      (d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

      (e) There is no pending or, to the knowledge of the Seller, threatened action or proceeding affecting Seller or any of its properties before any court or any other Governmental Authority or arbitrator, except any such pending or threatened proceeding which could not be reasonably expected to have a Material Adverse Effect.

      (f)   [Reserved].

      (g) Each Servicer Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrator or the Issuer in connection with the Agreement or any other Transaction

                                     III-1

Document to which it is a party is or will be complete and accurate in all material respects as of its date or as of the date so furnished.

      (h)   The Seller is "located" (as such term is defined in the applicable
UCC) in Delaware. The Seller's chief executive office and the office where the Seller keeps its records concerning the Receivables is at the address set forth below its signature to the Agreement or at such other address as to which the Administrator has been notified, in writing, in accordance with the Agreement.

      (i) The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator in accordance with the Agreement), and all Lock-Box Accounts are subject to Lock-Box Agreements.

      (j) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority that could be reasonably expected to have a Material Adverse Effect.

      (k) No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.

      (l) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

      (m) To the knowledge of the Seller, no event has occurred and is continuing, or would result from a purchase in respect of the Purchased Interest or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

      (n) The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Pool Receivable originated by such Originator.

      (o) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

      (p) The Seller's complete company name is set forth in the preamble to the Agreement, and it does not use and has not during the last five years used any other company name, trade name, doing-business name or fictitious name.

      (q) The Seller is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. In addition, the Seller is not a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                                     III-2

      2. Representations and Warranties of the Servicer. The Servicer, represents and warrants as follows:

      (a) The Servicer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, as a foreign organization in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

      (b) The execution, delivery and performance by the Servicer of the Agreement and the other Transaction Documents to which it is a party: (i) are within its organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) do not contravene or result in a default under or conflict with: (A) its organizational documents, (B) any law, rule or regulation applicable to it, (C) any contractual restriction binding on or affecting it or any of its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which the Servicer is a party have been duly executed and delivered by the Servicer.

      (c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Servicer of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in the Sale Agreements.

      (d) Each of the Agreement and the other Transaction Documents to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

      (e) The balance sheets of the Servicer and its consolidated Subsidiaries as at March 31, 2003, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator, fairly present in all material respects the financial condition of the Servicer and its consolidated Subsidiaries as at such date and the results of the operations of the Servicer and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

      (f) There is no pending or, to the knowledge of the Servicer, threatened action or proceeding affecting the Servicer or any of its properties before any court or other Governmental Authority or arbitrator, except any such pending or threatened proceeding which could not reasonably be expected to have a Material Adverse Effect.

      (g) Each Servicer Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the

                                     III-3

Administrator in connection with the Agreement is or will be complete and accurate in all material respects as of its date or as of the date so furnished.

      (h) The Servicer is not in violation of any order of any court, arbitrator or Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

      (i) The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Pool Receivable originated by such Originator.

      (j) The Servicer has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

      (k) The Servicer is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. In addition, the Servicer is not a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      3. Representations, Warranties and Agreements Relating to the Security Interest. The Seller hereby makes the following representations, warranties and agreements with respect to the Receivables and Related Security:

      (a)   The Receivables.

            (i) Creation. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Receivables in favor of the Issuer, which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller.

            (ii) Nature of Receivables. The Pool Receivables constitute either "accounts," "general intangibles" or "tangible chattel paper" within the meaning of the applicable UCC.

            (iii) Ownership of Receivables. The Seller owns and has good and marketable title to the Pool Receivables and Related Security free and clear of any Adverse Claim.

            (iv) Perfection and Related Security. Seller has caused (and will cause each Originator to cause), within ten days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables and Related Security from such Originator to Eagle Materials (in the case of the Affiliate Originators under the Purchase and Sale Agreement), from Eagle Materials to the Seller (in the case of the Sale and Contribution Agreement), and the sale and security interest therein from the Seller to the Issuer under this Agreement, to the extent that such collateral constitutes "accounts," "general intangibles," or "tangible chattel paper."

                                     III-4

            (v) Tangible Chattel Paper. With respect to any Pool Receivables that constitute "tangible chattel paper", if any, the Seller (or the Servicer on its behalf) has in its possession the original copies of such tangible chattel paper that constitute or evidence such Pool Receivables, and the Seller has caused (and will cause the applicable Originator to cause), within ten days after the Closing Date, the filing of financing statements described in clause (iv), above, each of which will contain a statement that: "A purchase of, or security interest in, any collateral described in this financing statement will violate the rights of the Issuer." The Pool Receivables to the extent they are evidenced by "tangible chattel paper" do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller or the Issuer, as the case may be, as contemplated by the Transaction Documents.

      (b)   The Accounts.

            (i) Nature of Lock-Box Accounts. Each Lock-Box Account constitutes a "deposit account" within the meaning of the applicable UCC.

            (ii) Ownership. The Seller owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim.

            (iii) Perfection. The Seller has delivered to the Administrator a fully executed Lock-Box Agreement relating to each Lock-Box Account pursuant to which each applicable Lock-Box Bank has agreed, following the occurrence and continuation of a Termination Event or Unmatured Termination Event, to comply with all instructions originated by the Administrator (on behalf of the Issuer) directing the disposition of funds in such Lock-Box Account without further consent by the Seller or the Servicer.

      (c)   Priority.

            (i) Other than the transfer of the Receivables to Eagle Materials, the Seller and the Issuer under the Purchase and Sale Agreement, the Sale and Contribution Agreement and this Agreement, respectively, and/or the security interest granted to Eagle Materials, the Seller and the Administrator pursuant to the Purchase and Sale Agreement, the Sale and Contribution Agreement and this Agreement, respectively, none of Eagle Materials, the Seller or any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables, the Lock-Box Accounts or any subaccounts thereof, except for any such pledge, grant or other conveyance which has been released or terminated. None of Eagle Materials, the Seller or any Originator has authorized the filing of, or is aware of any financing statements against Eagle Materials, the Seller or any such Originator that include a description of Receivables, the Lock-Box Accounts or any subaccounts thereof, other than any financing statement (i) relating to the sale thereof by the Originators under the applicable Sale Agreement, (ii) relating to the security interest granted to the Issuer under this Agreement, or (iii) that has been released or terminated.

            (ii) As of the Closing Date, the Seller is not aware of any judgment, ERISA or tax lien filings against either the Seller or any Originator. As of any other date, the Seller

                                     III-5
      is not aware of any judgment, ERISA or tax lien filings against either the Seller or any Originator, other than as disclosed to the Administrator in writing.

            (iii) No Lock-Box Account is in the name of any person other than the Seller, the Issuer or the Administrator. Neither the Seller nor the Servicer has consent to any bank maintaining such account to comply with instructions of any person other than the Administrator.

      (d) Survival of Supplemental Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until such time as the Purchased Interest and all other obligations under the Agreement have been finally and fully paid and performed.

      (e) No Waiver. The parties to the Agreement: (i) shall not, without obtaining a confirmation of the then-current rating of the Notes, waive any of the representations set forth in this Section; (ii) shall provide the Ratings Agencies with prompt written notice of any breach of any representations set forth in this Section, and shall not, without obtaining a confirmation of the then-current rating of the Notes (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the representations set forth in this Section.

      (f) Servicer to Maintain Perfection and Priority. In order to evidence the interests of the Issuer and the Administrator under the Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be reasonably necessary or advisable (including, without limitation, such actions as are reasonably requested by the Administrator) to maintain and perfect, as a first-priority interest, the Issuer's security interest in the Pool Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Issuer for the Issuer's authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Issuer's security interest as a first-priority interest. The Issuer's approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Issuer where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrator.

                                     III-6

                                   EXHIBIT IV
                                    COVENANTS

      1. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to any Liquidity Bank, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

      (a) Compliance with Laws, Etc. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its limited liability company existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges could not reasonably be expected to have a Material Adverse Effect.

      (b) Location and Name or Structural Changes. The Seller shall provide the Administrator with at least 30 days' prior written notice before making any change in the Seller's name, location (other than a change in the address of the offices of the Seller to one of the addresses already set forth under its name on the signature page to the Agreement) or making any other change in the Seller's identity or limited liability company structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement "seriously misleading" as such term (or similar term) is used in the applicable UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Seller will also maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

      (c) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Issuer, including taking such action to perfect, protect or more fully evidence the interest of the Issuer as the Administrator may reasonably request.

      (d) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller's undivided interest in any Pool Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Pool Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

      (e) Extension or Amendment of Receivables. Except as otherwise provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

      (f) Change in Business or Credit and Collection Policy. The Seller shall not (i) make any material change in the character of its business or (ii) make any material change in any Credit and Collection Policy, or any other change thereto that could reasonably be expected to adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator. The Seller shall not make any change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator.

      (g) Audits. (i) The Seller shall, at the Seller's expense, from time to time during regular business hours as reasonably requested in advance by the Administrator, permit the Administrator, or its agents or representatives: (A) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller relating to Pool Receivables and the Related Security, including the related Contracts, and (B) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller's, the Servicer's or any Originator's performance under the Transaction Documents or under the Contracts with any of the officers, employees or outside accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, at the Seller's expense, upon reasonable prior written notice from the Administrator, permit certified public accountants or other auditors acceptable to the Administrator to conduct a review of its books and records with respect to the Pool Receivables.

      (h) Change in Lock-Box Banks or Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, the Originators, the Servicer or any Lock-Box Account (or related post office box), unless the Administrator shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

      (i) Deposits to Lock-Box Accounts. The Seller shall (or shall cause the Servicer to): (i) instruct all Obligors to make payments of all Pool Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or any Originator into a Lock-Box Account not later than one Business Day after receipt thereof (or, in the case of amounts received by such Person after 3:00 p.m. on any Business Day, the second Business Day following such receipt). Each Lock-Box Account shall at all times be subject to a

Lock-Box Agreement. The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

      (j) Marking of Records. At its expense, the Seller shall: (i) mark (or cause the Servicer to mark) its master data processing records relating to Pool Receivables and related Contracts to indicate that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables and related Contracts have been sold in accordance with the Agreement, and (ii) cause each Originator to so mark its master data processing records pursuant to the applicable Sale Agreement.

      (k) Reporting Requirements. The Seller will provide to the Administrator (in multiple copies, if requested by the Administrator) the following:

            (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, a copy of the unaudited financial statements of the Seller for such year certified as to accuracy by the chief financial officer or treasurer of the Seller;

            (ii) as soon as possible and in any event within two Business Days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

            (iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of any Reportable Event (as defined in ERISA) that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate;

            (iv) promptly after the Seller obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between the Seller and any Governmental Authority or other Person or
      (B) litigation or proceeding relating to any Transaction Document;

            (v) promptly after the Seller obtains knowledge thereof, notice of any Material Adverse Effect with respect to the Seller, the Servicer or any Originator; and

            (vi) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller, Eagle Materials or the other Originators as the Administrator may from time to time reasonably request.

      (l) Certain Agreements. Without the prior written consent of the Administrator, the Seller will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller's organizational documents which requires the consent of the "Independent Director" (as defined in the Seller's limited liability company agreement).

      (m) Restricted Payments. (i) Except pursuant to clauses (ii) and (iii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as "Restricted Payments").

            (i) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Subordinated
      Note in accordance with its terms, and (B) if no amounts are then outstanding under the Subordinated Note, the Seller may declare and pay dividends.

            (ii) The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 1.4(b)(ii) and (iv) and 1.4(c) of the Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Seller's tangible net worth would be less than $1,500,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

      (n) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers' acceptances) other than pursuant to the Transaction Documents or the Subordinated Note, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.) (not to exceed $11,625, in the aggregate, outstanding at any one time).

      (o) Use of Seller's Share of Collections. The Seller shall apply the Seller's Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Issuer and the Administrator under the Agreement and under the Fee Letter),
(ii) the payment of accrued and unpaid interest on the Subordinated Note and
(iii) other legal and valid corporate purposes.

      (p) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than $1,500,000.

      2. Covenants of the Servicer. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Issuer, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

      (a) Compliance with Laws, Etc. The Servicer shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges could not reasonably be expected to have a Material Adverse Effect.

      (b) Offices, Records and Books of Account, Etc. The Servicer shall keep the office where it keeps its records concerning the Pool Receivables at the address of the Servicer set forth under its name on the signature page to the Agreement or, such other location (other than a change in the address of the offices of the Servicer to one of the addresses already set forth under its name on the signature page to the Agreement) as identified by the Servicer to the Administrator in writing at least 30 days' prior to such proposed change. The Servicer also will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

      (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

      (d) Extension or Amendment of Receivables. Except as otherwise provided in the Agreement, the Servicer shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

      (e) Change in Business or Credit and Collection Policy. The Servicer shall not (i) make any material change in the character of its business that could reasonably be expected to adversely affect the collectibility of the Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents or (ii) make any material change in any Credit and Collection Policy or any other change thereto that could reasonably be expected to adversely affect the collectibility of the Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator. The Servicer shall not make any change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator.

      (f) Audits. (i) The Servicer shall, at the Servicer's expense, from time to time during regular business hours as reasonably requested in advance by the Administrator, permit the Administrator, or its agents or representatives: (A) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Pool Receivables and the Related Security, including the related Contracts, and (B) to visit its offices and properties for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees or outside accountants having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, at the Servicer's expense, upon reasonable prior written notice from the Administrator, permit certified public accountants or other auditors acceptable to the Administrator to conduct, a review of its books and records with respect to the Pool Receivables.

      (g) Change in Lock-Box Banks or Lock-Box Accounts and Payment Instructions to Obligors. The Servicer shall not add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Originators, the Servicer or any Lock-Box Account (or related post office box), unless the Administrator shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

      (h) Deposits to Lock-Box Accounts. The Servicer shall: (i) instruct all Obligors to make payments of all Pool Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it or any Originator into a Lock-Box Account not later than one Business Day after receipt thereof (or, in the case of amounts received by such Person after 3:00 p.m. on any Business Day, the second Business Day following such receipt). Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

      (i) Reporting Requirements. The Servicer shall provide to the Administrator (in multiple copies, if requested by the Administrator) the following:

            (i) as soon as publicly available and in any event within 60 days after the end of the first three quarters of each fiscal year of the Servicer, balance sheets of the Servicer and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of the Servicer and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Person;

            (ii) as soon as publicly available and in any event within 120 days after the end of each fiscal year of the Servicer, a copy of the annual report for such year for the Servicer and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;

            (iii) as soon as available and in any event not later than the second Business Day prior to each Monthly Settlement Date, a Servicer Report as of the last day of the calendar month immediately preceding the calendar month during which such Monthly Settlement Date occurs;

            (iv) as soon as possible and in any event within two Business Days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Servicer setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

            (v) promptly after the sending or filing thereof, copies of all reports that the Servicer sends to its security holders generally, and copies of all Form 10-K, Form 10-Q and Form 8-K reports that the Servicer files with the Securities and Exchange Commission;

            (vi) promptly after the filing or receiving thereof, copies of all reports and notices that the Servicer or any of its ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of any Reportable Event (as defined in ERISA) that could, in the aggregate, result in the imposition of liability on the Servicer and/or any such Affiliate;

            (vii) promptly after the Servicer obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between the Servicer or any of its Subsidiaries and any Governmental Authority or other Person that could reasonably be expected to have a Material Adverse Effect, or (B) litigation or proceeding relating to any Transaction Document; and

            (viii) such other information respecting the Pool Receivables or the condition or operations, financial or otherwise, of the Servicer or any of its Subsidiaries as the Administrator may from time to time reasonably request.

      (j) Barton Creek Financings. Until the conditions subsequent to purchases and reinvestments set forth in Section 2(c) of Exhibit II to the Agreement have been satisfied, Eagle shall not enter into any new or further lease agreements, credit agreements or other financial arrangements with Barton Creek Office II, Inc.

      3. Separate Existence. Each of the Seller and the Servicer hereby acknowledges that the Issuer and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller's identity as a legal entity separate from Eagle Materials, the Originators and their respective Affiliates. Therefore, from and after the date hereof, each of the Seller and the Servicer shall take all steps specifically required by the Agreement or reasonably required by the Administrator to continue the Seller's identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Eagle Materials, any Originator and any other Person, and is not a division of Eagle Materials, any Originator or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

      (a) The Seller will be a limited liability company whose primary activities are restricted in its organizational documents to: (i) purchasing or otherwise acquiring from Eagle Materials and/or the other Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

      (b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

      (c) Not less than one member of the Seller's Board of Directors (the "Independent Director") shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate or supplier of Eagle Materials, any other Originator or any of their respective Affiliates. The organizational documents of the Seller shall provide that: (i) the Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

      (d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Eagle Materials, any other Originator or any of their respective Affiliates;

      (e) Any employee, consultant or agent of the Seller will be compensated from the Seller's funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller's funds;

      (f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller and the Issuer will pay the Servicer the Servicing Fee pursuant to Sections 1.4 and 4.6. Except as contemplated by the Administrative Services Agreement, the Seller will not incur any material indirect or overhead expenses for items shared with Eagle Materials or any Originator (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager's fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Eagle Materials, in its capacity as Servicer, shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

      (g) The Seller's operating expenses will not be paid by Eagle Materials or any other Originator or any Affiliate thereof;

      (h)   The Seller will have its own separate stationery;

      (i) The Seller's books and records will be maintained separately from those of Eagle Materials, each Originator and any other Affiliate thereof;

      (j) All financial statements of Eagle Materials or any Originator or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that: (i) a special purpose limited liability company exists as a Subsidiary of Eagle Materials, and (ii) certain Subsidiaries of Eagle Materials have, directly or indirectly, sold receivables and other related assets to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;

      (k) The Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of Eagle Materials, the Originators or any Affiliates thereof;

      (l) The Seller will strictly observe corporate formalities in its dealings with Eagle Materials, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of Eagle Materials, the Originators or any Affiliates thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Eagle Materials or any Affiliate thereof (other than Eagle Materials in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Eagle Materials, the Originators or any Subsidiaries or other Affiliates thereof; and

      (m) The Seller will maintain arm's-length relationships with Eagle Materials, the other Originators (and any Affiliates thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor Eagle Materials or any other Originator, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, Eagle Materials and the other Originators will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

                                    EXHIBIT V
                               TERMINATION EVENTS

      Each of the following shall be a "Termination Event":

      (a) (i) the Seller, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document and, except as otherwise provided herein, such failure shall continue for ten (10) Business Days after knowledge or notice thereof or
(ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement, and such failure shall remain unremedied for one (1) Business Day;

      (b) Eagle Materials (or any Affiliate thereof) shall fail to transfer to any successor Servicer, when required, any rights pursuant to the Agreement that Eagle Materials (or such Affiliate) then has as Servicer;

      (c) any representation or warranty made or deemed made by the Seller, the Servicer or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that if any such representation or warranty is of a type described in Section 1.4(e) and related to a Receivable in connection with which the Seller has satisfied in full its obligation with respect thereto pursuant to such Section 1.4(e), then such breach shall not give rise to a Termination Event under this paragraph (c);

      (d) the Seller or the Servicer shall fail to deliver any Servicer Report when due pursuant to the Agreement, and such failure shall remain unremedied for two (2) Business Days;

      (e) the Agreement or any purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable first priority perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Issuer with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;

      (f) (i) the Seller, the Servicer or any Originator shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Seller, the Servicer or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) the Seller, the Servicer or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

      (g) (i) the (A) Default Ratio shall exceed 7.0% or (B) Delinquency Ratio shall exceed 13.0% or (ii) the average for three consecutive calendar months of:
(A) the Default Ratio shall exceed 6.0%, (B) the Delinquency Ratio shall exceed 10.0%, or (C) the Dilution Ratio shall exceed 4.0%;

      (h)   a Change in Control shall occur;

      (i) the Purchased Interest shall exceed 100%, and such condition shall remain unremedied for two consecutive Business Days;

      (j) the Seller, any Originator or Eagle Materials shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $10,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

      (k) either the Internal Revenue Service or the Pension Benefit Guaranty Corporation shall have filed one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of Seller, any Originator or any ERISA Affiliate;

      (l) the Seller shall, at any time, fail to (i) cause to become effective, any amendment or modification to any Transaction Document or (ii) cause to be delivered, any opinions or modifications to opinions, in either case, as required by Moody's and/or Standard & Poor's (in order to maintain the then current rating by each such Rating Agency of the Issuer's Notes), and such failure shall continue unremedied for 30 days following a request is made therefor by the Issuer or the Administrator; or

      (m)   the Days' Sales Outstanding shall, at any time, exceed 55 days.

                                   SCHEDULE I
                          CREDIT AND COLLECTION POLICY

                                    Sch. I-1

                                   SCHEDULE II

                      LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

        LOCK-BOX BANKS                           LOCK-BOX ACCOUNTS
        --------------                           -----------------


                                    Sch. II-1

                                                                         ANNEX A
                                               TO RECEIVABLES PURCHASE AGREEMENT

                             FORM OF PURCHASE NOTICE

                                ________, [20__]

PNC Bank, National Association
One PNC Plaza, 3rd Floor
249 Fifth Avenue
Pittsburgh, PA 15222-2707

Ladies and Gentlemen:

      Reference is hereby made to the Receivables Purchase Agreement, dated as of February 20, 2004 (as amended, supplemented or otherwise modified, the "Receivables Purchase Agreement"), among EXP Funding, LLC, as Seller, Eagle Materials Inc., as Servicer, Market Street Funding Corporation, as Issuer and PNC Bank, National Association, as Administrator. Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

      This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell an undivided percentage interest in a pool of receivables on ___________, [20__], for a purchase price of $____________. Subsequent to this purchase, the aggregate outstanding Capital will be $___________.

      Seller hereby represents and warrants as of the date hereof, and as of the date of such proposed purchase, as follows:

(i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects, as though made on and as of each such date;

(ii) no event has occurred and is continuing, or would result from such purchase, that constitutes a Termination Event or an Unmatured Termination Event; and

(iii) the Capital, after giving effect to such purchase, shall not be greater than the Purchase Limit, and the Purchased Interest shall not exceed 100%.

                                    Annex A-1

      IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

                                       EXP FUNDING, LLC

                                       By: _____________________________________
                                           Name Printed:________________________
                                           Title:_______________________________

                                    Annex A-2

                                                                         ANNEX B
                                               TO RECEIVABLES PURCHASE AGREEMENT

                             FORM OF PAYDOWN NOTICE

                              ______________, _____

PNC Bank, National Association
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: John T. Smathers

Ladies and Gentlemen:

      Reference is hereby made to the Receivables Purchase Agreement, dated as of February 20, 2004 (as amended, supplemented or otherwise modified, the "Receivables Purchase Agreement"), among EXP Funding, LLC, as Seller, Eagle Materials Inc., as Servicer, Market Street Funding Corporation, as Issuer and PNC Bank, National Association, as Administrator. Capitalized terms used in this Paydown Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

      This letter constitutes a Paydown Notice pursuant to Section 1.4(f)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the aggregate Capital on ____________, _____(1) by the application of $___________ in cash to pay Capital and Discount to accrue (until such cash can be used to pay commercial paper notes) with respect to such Capital, together with all costs related to such reduction of Capital. Subsequent to this paydown, the aggregate outstanding Capital will be $___________.

-----------------------

(1) Notice must be given at least two Business Days' prior to the requested paydown date.

                                    Annex B-1

      IN WITNESS WHEREOF, the undersigned has caused this Paydown Notice to be executed by its duly authorized officer as of the date first above written.

                                      EXP FUNDING, LLC

                                      By:___________________________________
                                      Name:_________________________________
                                      Title:________________________________

                                    Annex B-2

                                                                         ANNEX C
                                               TO RECEIVABLES PURCHASE AGREEMENT

                             FORM OF SERVICER REPORT

                                    Annex C-1